                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of Earliest Event Reported): April 10, 1998
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                        UNITED STATES EXPLORATION, INC.
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            (Exact name of registrant as specified in its charter)


       COLORADO                       1-13513                 84-1120323
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(State of other jurisdiction        (Commission          (I.R.S. Employer
       of incorporation)            File Number)         Identification No.)



       1560 BROADWAY, SUITE 1900
          DENVER, COLORADO                                        80202
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(Address of Principal Executive Offices)                       (Zip Code)



Registrant's telephone number including area code: (303) 863-3550
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Former name or former address if changed since last report:

N/A
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ITEM 5.   OTHER EVENTS

          On April 10, 1998, United States Exploration, Inc. (the "Company") agreed to acquire from Union Pacific Resources Company ("UPR"), a subsidiary of Union Pacific Resources Group, Inc., effective January 1, 1998, all of UPR's working interests in producing oil and gas wells in 34 oil and gas fields in the Wattenberg area of the Denver-Julesburg Basin in northeastern Colorado for a cash purchase price of $41 million, subject to adjustments. At the closing of the acquisition, presently set for April 30, 1998, US Exploration will also enter into an Exploration Agreement with UPR giving US Exploration the right to explore and develop all of UPR's undeveloped acreage in the Wattenberg area, excluding certain acreage already committed to other agreements.

          The producing properties include 336 gross producing wells, which, on the effective date of the acquisition, were producing 5.5 Mmcf. of gas and 640 barrels of oil per day net to UPR's interest. Proved reserves associated with the acquired interests are estimated by US Exploration to be 63.6 Bcf. of gas and 4.5 million barrels of oil, or a total of 90.6 Bcf. of gas equivalents. Estimated future net cash flows from those proved reserves total $115.8 million, with a present value, discounted at 10%, of $49.4 million, using constant prices of $1.92 per Mcf of gas and $17 per barrel of oil. UPR currently acts as operator of 81 of the producing properties and the Company intends to take over those operations.

          The Company believes that the producing properties contain substantial additional reserves which have not yet been classified as proved reserves.
There are locations for approximately 175 increased density wells which can be drilled when the Colorado Oil and Gas Commission approves increased density drilling. The Colorado Oil and Gas Commission has historically approved increased density drilling in the Wattenberg Field on a case by case basis. The additional wells to be drilled will also have reserves attributable to other zones that produce in the field. No proved reserves have been assigned to these locations due to the need for regulatory approval for the additional drilling density.

          The Exploration Agreement covers approximately 400,000 gross acres and will also cover any undeveloped acreage currently committed to another agreement that reverts to UPR during its term. In order to keep the Exploration Agreement in effect, US Exploration must drill 15 commitment wells during the first 18 months and 20 commitment wells during each succeeding 12-month period for up to five 12-month option periods. If US Exploration does not drill the required number of commitment wells during any period, the Exploration Agreement will terminate at the end of the period and US Exploration will be required to pay liquidated damages of $125,000 for each commitment well that was not drilled during the period. In addition, the Exploration Agreement requires UPR to transfer to US Exploration any working interests in wells in the subject area that UPR acquires under existing agreements during the term of the Exploration Agreement. That requirement covers a number of existing wells in which UPR has the right to obtain a working interest or convert an overriding royalty interest into a working interest after payout has been reached and will cover other wells that may be drilled by operators with whom UPR has existing farm-out or similar agreements. US Exploration will also have the right to take over wells on the UPR lands that are required to be offered to UPR prior to abandonment.

          In the aggregate, the Company believes that there are over 600 separate drilling, deepening and reworking opportunities on the UPR properties.
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          Some of the producing properties are subject to preferential rights to purchase in favor of other interest owners in the wells. The exercise of those rights could reduce the number of wells and the associated reserves acquired by US Exploration, but would also result in a corresponding reduction of the purchase price. In the case of minerals owned in fee by UPR, US Exploration will be granted oil and gas leases.

          The Company expects to finance the acquisition and subsequent operations on the properties through a combination of existing capital, new bank financing and production revenues. Although the Company does not yet have a binding commitment for the bank financing, it believes that the necessary funding will be available on acceptable terms. The Company is required to provide UPR a $4.1 million nonrefundable earnest money deposit, which will be paid from the Company's existing funds.

               SPECIAL NOTE CONCERNING FORWARD LOOKING STATEMENTS

          Statements concerning the Company's ability to finance the UPR transaction, drilling, deepening, recompletion, development, acquisition and other plans, expectations of drilling success and regulatory approvals, production or reserve levels, expected production levels, existing or anticipated reserves, expected efficiencies and all similar statements or implications are forward looking statements within the meaning of federal securities laws. Actual results or events may differ materially from these forward-looking statements, depending upon a variety of factors, including, without limitation, the following:

          Reserve Estimates. The estimates of proved reserves of oil and gas and future net cash flows therefrom given above are based on various assumptions and, therefore, are inherently imprecise. Actual future production, revenue, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may be subject to revision based upon production history, results of future exploration and development, prevailing oil and gas prices, operating costs and other factors.

          Reliance on Key Personnel. The Company is dependent upon its executive officers and key employees, particularly Bruce D. Benson, its Chief Executive Officer. The unexpected loss of the services of one or more of these individuals could have a detrimental effect on the Company. The Company does not have key person life insurance on any of its officers.

          Management of Growth. The acquisition of the UPR properties will constitute a substantial change in the size and extent of the Company's assets and operations. In order to accommodate this growth, the Company will have to expand its staffing, office space and management information systems. Although the Company expects to be able to assimilate the new properties and manage the growth within the Company it could experience temporary difficulties in the course of that process. Any such difficulties could adversely affect the Company's business, financial condition or results of operations until resolved.

                                      -2-
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          Availability of Services and Materials.  The Company's expanded operations will require significantly higher levels of third-party services and materials. The Company does not currently anticipate significant difficulty in obtaining adequate services and materials. However, such services and materials have at times been scarce and the unavailability of a sufficient number of drilling rigs or other goods or services could impede the Company's ability to achieve its objectives and significantly increase the costs of its operations.

          Closing Conditions.   The obligations of UPR and the Company to
consummate the purchase and sale of the UPR properties are subject to a number of conditions, some of which are beyond the control of UPR or the Company. The non-fulfillment of one or more of these conditions could result in the termination of the transaction.

          Availability of Financing. The Company's ability to consummate the acquisition of the UPR properties and to pursue the planned development of those properties is dependent upon the availability of capital. The Company expects to pay $5 to $10 million of the purchase price with a portion of the remaining proceeds of its 1996 private placement of Series C Preferred Stock and to fund the balance of the purchase price with bank borrowings. The Company also expects to expend substantial additional sums to further develop the UPR properties and to conduct drilling on the properties covered by the Exploration Agreement. Although the Company believes that its existing and future cash flows will ultimately be sufficient to fund this development work, bank borrowings will be required at least in the near term. Although the Company does not yet have a binding commitment for the bank financing to effect the acquisition or to pursue development of the properties following the acquisition, the Company believes that the necessary financing will be available on acceptable terms. However, if the financing for the acquisition or subsequent development work is not obtained, the Company would be unable to complete the acquisition (and would forfeit its earnest money deposit) or would be required to modify its plans for development of the properties.

          Increased Debt.   The Company's ability to service the debt to be
increased in connection with the UPR transaction is in part dependent upon increasing its cash flows from the UPR properties through further development work. Although the Company believes that its cash flows will be sufficient to service the new debt, the higher levels of debt may adversely affect the Company's ability to obtain additional financing for working capital, capital expenditures and other purposes, should it need to do so, or to acquire additional oil and gas properties utilizing new borrowings.

          Oil and Gas Prices and Markets. The Company's revenues are dependent upon prevailing prices for oil and gas. Oil and gas prices can be extremely volatile. Prevailing prices are also affected by the action of foreign governments, international cartels and the United States government. Any significant decline in oil and gas prices would adversely affect the Company's revenues and operating income and could result in a reduction in the estimated proved reserves attributable to the Company's properties, with a resulting decrease in the Company's borrowing ability. In addition, the Company's revenues depend upon the marketability of production, which

                                      -3-
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is influenced by the availability and capacity of gas gathering systems and pipelines, as well as the effects of federal and state regulation and general economic conditions.

          Government Regulation. The production and sale of oil and gas are subject to various federal, state and local governmental regulations, which may be changed from time to time in response to economic or political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. Changes in these regulations or the failure to obtain regulatory approval for planned increased density drilling on the UPR properties could have a material adverse effect on the Company and its ability to achieve its objectives with respect to the UPR properties.

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                                   SIGNATURE
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     Pursuant to the requirements of Section 13 or 15(d) of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              UNITED STATES EXPLORATION, INC.



Date:   April 16th, 1998             By:      /s/ Bruce D. Benson
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                                     Bruce D. Benson, President, Chief Executive
                                     Officer and Chairman of the Board
                                     (Principal Executive Officer)